EXHIBIT 10.3

FARMERS NATIONAL BANC CORP.

PERFORMANCE-BASED EQUITY AWARD AGREEMENT

(2026)

Farmers National Banc Corp. (the “Company”) hereby grants the undersigned Participant an Award pursuant to the Farmers National Banc Corp. 2022 Equity Incentive Plan (the “Equity LTI Plan”) as evidenced by the Notice of Grant accompanying this Award Agreement (the “Grant Notice”), and as further described in this Award Agreement (this “Award Agreement”).

1.

Nature of Award:  Effective as of the date specified in the Grant Notice (the “Grant Date”), the Company hereby grants to the individual identified in the Grant Notice (the “Participant” or “you”) the Award of Performance-based Shares as set forth in the Grant Notice (the “Award”). The Award is subject to the terms and conditions described in the Equity LTI Plan, this Award Agreement and the Grant Notice.

2.	Performance Period: The three-year period beginning on January 1, 2026 and ending on December 31, 2028 (the “Performance Period”).

3.	Target Equity Award as Percentage of Base Compensation: ____% x .50 (the “Target Performance-Based Equity Award”).

4.

Earning an Award: The Participant shall be eligible to receive a benefit in Shares equal in value between 0% and 200% of the Target Performance-Based Equity Award, based on achievement during the Performance Period of the Performance Objective set forth in the table below. Performance between two stated levels will be interpolated when determining the percentage of the Target Performance-Based Equity Award earned.

The amount of the Target Performance-Based Equity Award that may be earned in Shares (“Performance-based Shares”) will be based on the sum of the Company’s return on average tangible common equity for each fiscal year during the Performance Period, as adjusted, divided by three (“Average ROATCE”), compared to the adjusted Average ROATCE of the Company’s Peer Group during the Performance Period (“Relative Average ROATCE”). The total, maximum number of Performance-based Shares described in the Grant Notice eligible to be earned was determined by (i) dividing the dollar amount of the Participant’s Target Performance-Based Equity Award by the average reported closing price of a Share during the thirty (30) day period ending on the day prior to the Grant Date of this Award, and (ii) multiplying the result by 200% (x 2.0), rounded to the nearest whole Share. Therefore, between 0% and 100% of the Performance-based Shares are subject to vesting on the “Normal Vesting Date” stated in the Grant Notice, in accordance with the following schedule and percentages:

Performance Objective: Relative Average ROATCE for Performance Period	Percentage of Performance-based Shares Earned
Less than Peer Group 25th percentile	0%
Equal to Peer Group 25th percentile (threshold)	10%
Equal to Peer Group 50th percentile (target)	50%
Equal to or higher than Peer Group 75th percentile (max)	100%

For these purposes: (i) Relative Average ROATCE shall be determined by the Committee in its sole discretion, including adjusting items; and (ii) the Committee shall select the institutions constituting, and make such periodic adjustments as it determines appropriate to, the “Peer Group” in its sole discretion.

5.

Payment of Award: With respect to the Performance Period, the Committee shall certify the level of achievement of the Performance Objective set forth in Section 4 and determine the amount payable with respect to your Award based on such level of achievement. Payment of the Award shall be made to the Participant on the Normal Vesting Date in the form of a number of Shares determined by multiplying the applicable percentage for the level of performance certified by the Committee times the Participant’s total number of Performance-based Shares. Any Performance-based Shares that do not vest as of the Normal Vesting Date will be forfeited.

6.	Limitations on Payment of Award: The Committee may, in its sole discretion, reduce the amount payable with respect to the Award.

7.

Forfeiture of Awards: If the Company is required to prepare an accounting restatement due to material non-compliance of the Company, as a result of misconduct by a Participant, with any financial reporting requirement under any applicable laws, the Participant shall reimburse the Company for all amounts received under the Equity LTI Plan within thirty (30) days after receipt of notice of the same from the Company.

8.	Effect of Termination: This Award may be forfeited if the Participant’s employment terminates prior to the Normal Vesting Date, although it will depend on the reason for termination as provided below:

(a)

Termination Due to Death, Disability or Retirement. If your employment with the Company and its Affiliates terminates due to your death, Disability, or Retirement, you will vest in a prorated portion of your Performance-based Shares determined by multiplying the number of your Performance-based Shares by a fraction, the numerator of which is the number of whole months you were employed from the Grant Date to the date of your termination due to death, Disability or Retirement, and the denominator of which is thirty-six (36). Payment of the Award shall be made to the Participant in the form of a number of Shares determined by multiplying such pro rata portion of your Performance-based Shares by the applicable percentage for the level of performance certified by the Committee, with performance based on the Company’s Relative Average ROATCE for the portion of the Performance Period that ended on the last day of the calendar quarter immediately preceding the date of termination. Such settlement of the Award will occur within ninety (90) days following the date of termination. Any Performance-based Shares that do not vest or are not so settled will be forfeited. For purposes of this Award Agreement, “Retirement” means termination (other than for Cause (as defined in Exhibit A attached hereto)) after attaining either age fifty-five (55) with at least ten (10) years of service with the Company and the Affiliates or age sixty-two (62) with at least five (5) years of service with the Company and the Affiliates.

(b)

Termination without Cause or by the Participant for Good Reason. If your employment with the Company and its Affiliates is terminated by the Company or its Affiliate without Cause, or you terminate your employment for Good Reason (as defined in Exhibit A attached hereto), you will vest in and receive a prorated portion of your Performance-based Shares determined in the same manner as described in Section 8(a) above based on your termination date. Such settlement will occur within ninety (90) days following the date of termination.

(c)

Termination for any Other Reason. If your employment with the Company and its Affiliates terminates under any other circumstance (including if your employment is terminated by the Company or any Affiliate for Cause, regardless of whether such termination could also constitute a Retirement), your Performance-based Shares will be forfeited on your termination date.

9.

Effect of Change in Control: Notwithstanding the foregoing, if a Change in Control occurs after the Grant Date, your Performance-based Shares will be subject to the additional terms and conditions described in this Section 9. If such a Change in Control occurs prior to the Normal Vesting Date and on the date of such Change in Control or within two (2) years thereafter your employment is terminated by the Company, an Affiliate or a successor in interest for any reason other than for Cause or by you for Good Reason, you shall be entitled to receive a number of Shares determined as though the Performance Objective had been satisfied at the “target” level of achievement for the Performance Period. Therefore, 50% of your unvested Performance-based Shares which remain unvested as of the termination date will fully vest. Such settlement will occur within sixty (60) days following the date of termination.

10.	Restrictive Covenants:

(a)

Non-Solicitation. The Participant acknowledges and agrees that as a condition to and in consideration of this Award Agreement, during the term of the Participant’s employment and for a period of twenty-four (24) months thereafter (the “Non-Solicitation Restrictive Period”), the Participant will not, directly or indirectly:

(i)

Solicit, engage or otherwise interfere with any customer or client who is at the time of termination or was within the preceding six (6) months of termination a customer or client of the Company, its Affiliate or any other related entity that employed the Participant for the purposes of directly or indirectly furnishing any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date the Participant’s employment is terminated.

(ii)

Employ, solicit for employment, engage or otherwise interfere with any person who is at the time of termination or was within the preceding six (6) months of termination employed by, engaged by, or providing services to the Company, its Affiliates or any related entity, or otherwise directly or indirectly induce or take any action which would encourage or influence any such person to leave that person’s employment or engagement, or terminate, reduce or modify their business or relationship with the Company, or any of its Affiliates or related entities.

The restrictive covenants and the Non-Solicitation Restrictive Period provided for herein will not be construed to limit the application of any other restrictive covenant or restriction period set forth in any other agreement entered into between the Participant and the Company or any Affiliate.

(b)

Nondisclosure and Non-appropriation of Information. The Participant recognizes and acknowledges that while employed by the Company or any Affiliate, the Participant will have access to, learn, be provided with and, in some cases, prepare and create, certain Confidential Information (as defined in Section 10(c) below), proprietary information and/or trade secrets of the Company and/or any Affiliate, including, but not limited to, processes, financial information, pricing information, operating techniques, marketing processes, training techniques, customer, vendor, and referral source lists, price and cost information, files and forms, (collectively, the “Trade Secrets”), all of which are of substantial value to the Company and/or any Affiliate and the businesses conducted by them. The Participant expressly covenants and agrees that the Participant will:

(i)

Hold in a fiduciary capacity and not reveal, communicate, use or cause to be used for the Participant’s own benefit or divulge during the period of employment by the Company and/or any Affiliate and for an indefinite period thereafter, any Confidential Information, proprietary information or Trade Secrets now or hereafter owned by the Company or any Affiliate;

(ii)

Not sell, exchange, give away, or otherwise dispose of Confidential Information, proprietary information or Trade Secrets now or hereafter owned by the Company and/or any Affiliate, whether the same will or may have been originated or discovered by the Company, any Affiliate, the Participant or otherwise;

(iii)

Not reveal, divulge or make known to any person, firm, company or corporation any Confidential Information, proprietary information or Trade Secrets of the Company and/or any Affiliate, unless such communication is required pursuant to a compulsory proceeding in which the Participant’s failure to provide such Confidential Information, proprietary information or Trade Secrets would subject the Participant to criminal or civil sanctions and then only to the extent that the Participant provides prior notice to the Company prior to disclosure.

(iv)

Return to the Company before termination of employment with the Company or any Affiliate, any and all written information, material or equipment that constitutes, contains or relates in any way to Confidential Information, proprietary information, Trade Secrets and any other documents, equipment, and material of any kind relating in any way to the business of the Company or any Affiliate, which are in the Participant’s possession, custody and control and which are or may be property of the Company or any Affiliate, whether confidential or not, including any and all copies thereof which may have been made by or for the Participant and that the Participant will maintain no copies thereof after termination of the Participant’s employment.

(c)

Definition of “Confidential Information”. “Confidential Information” means all information disclosed to or known by the Participant as a consequence of or through the Participant’s employment with the Company or any Affiliate which either has not been made generally available to the public and is useful or of value to the current or anticipated business of the Company or any Affiliate, or has been identified to the Participant as confidential, either orally or in writing. Confidential Information includes without limitation computer software and programs; marketing, manufacturing, organizational research and development; business plans; sales forecasts; identities, competence, abilities and compensation of other employees of the Company or any Affiliate; pricing cost and other financial information; current and prospective customer and supplier lists and information about customers, suppliers or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of equipment or property. Confidential Information does not include information which is in or hereafter enters the public domain through no fault of the Participant, or is disclosed by a third party having the legal right to use and disclose the information.

(d)	Other Terms and Conditions.

(i)

The Participant acknowledges that the Participant is entering into this Award Agreement voluntarily and has given careful consideration to the restraints imposed by this Award Agreement. Irrespective of the manner of any employment termination, the restraints imposed by this Award Agreement will be operative during their full time periods and throughout the restrictive areas set forth in this Award Agreement. The Participant further acknowledges that if the Participant’s employment with the Company or any Affiliate terminates for any reason the Participant can earn a livelihood without violating the foregoing restrictions and that the Participant’s ability to earn a livelihood without violating these restrictions is a material employment condition. The Participant acknowledges and recognizes that if the Participant’s employment terminates for any reason, this Section 10 of this Award Agreement will survive any such termination and any expiration of this Award Agreement. Further, the Participant agrees and consents that this Award Agreement is assignable by the Company.

(ii)

The Participant agrees that if a court of law finds that the provisions of this Award Agreement are too harsh so that they are unenforceable, then such court of law may enforce those restrictions and limitations which are acceptable and deemed enforceable by the court.

(iii)

In the event the Participant breaches the terms of this Award Agreement, it is agreed that all time periods contained in this Award Agreement will be tolled until the Participant ceases to breach this Award Agreement.

(e)

Injunction. The parties acknowledge and agree, due to the subject matter of this Award Agreement, that money damages will be an inadequate remedy for a breach by the Participant of any of the obligations hereunder. Consequently, if the Participant breaches or threatens to breach any of the obligations under this Award Agreement, the Participant agrees that the Company shall have the right, in addition to any other rights or remedies available to it at law or in equity, to obtain equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach or threatened breach. Further, the parties hereto agree and declare that it may be impossible to measure in monetary terms the damages that may accrue to the Company or any Affiliate by reason of the Participant’s violation of this Award Agreement. Therefore, in the event that the Company, or any successor in interest thereto, shall institute an action or proceeding to enforce the provisions of this Award Agreement, each party or other person against whom such action or proceeding is brought shall and hereby does, in advance, waive the claim or defense that there is adequate remedy at law. In the event such injunctive relief is warranted and obtained by the Company, the Participant agrees to pay all costs of said action, including reasonable attorney fees.

11.	Miscellaneous:

(a)	Non-Transferability. The Award may not be sold, disposed of, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

(b)

Beneficiary. Unless otherwise specifically designated by the Participant in writing on a form provided by the Company, the Participant’s beneficiary under the Equity LTI Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

(c)

No Right to Continued Service or to Awards. The granting of the Award shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant or interfere with or limit the right of the Company or any Affiliate to terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)

Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Award.

(e)

Requirements of Law. The grant of the Award shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(f)	Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflict of law principles.

(g)

Award Subject to Equity LTI Plan. The Award is subject to the terms and conditions described in this Award Agreement and the Equity LTI Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Equity LTI Plan and the terms of this Award Agreement, the terms of the Equity LTI Plan will govern. The Committee has the sole responsibility of interpreting the Equity LTI Plan and this Award Agreement, and its determination of the meaning of any provision in the Equity LTI Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Equity LTI Plan.

(h)

Section 409A. If the Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of the Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such separation from service. If any portion of the Award is subject to Section 409A of the Code (and no exception applies) and such portion is to be settled during a designated period that begins in one taxable year and ends in a second taxable year, such portion of the Award shall be settled in the later of the two taxable years.

(i)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[signature page attached]

PARTICIPANT

______________________________________                  Date:         ______________________

Print Name:

FARMERS NATIONAL BANC CORP.

By:          _________________________________         Date:         ______________________

Its:         _________________________________

EXHIBIT A

DEFINITIONS OF “CAUSE” AND “GOOD REASON”

“Cause” means that, in the reasonable judgment of the Committee, any of the following events have occurred: (1) the willful or negligent failure by the Participant to substantially perform the Participant’s duties with the Company and, after written notification by the Company to the Participant, the continued failure of the Participant to substantially perform such duties; (2) the willful or negligent engagement by the Participant in conduct which is demonstrably and materially injurious to the Company, financially or otherwise; (3) action or inaction by the Participant that constitutes a breach of fiduciary duty with respect to the Company or any of its subsidiaries; (4) the violation of any material written policy, rule or regulation of the Company; or (5) the Participant’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the Grant Date.

“Good Reason” means the occurrence of any of the following: (1) a reduction in the Participant’s annual base salary rate, unless such reduction generally applies to other Participants regardless of the reason(s) therefor; (2) a substantial diminution in the Participant’s duties, authorities or responsibilities; or (3) the relocation of the Participant’s principal place of employment with the Company such that (a) the distance from the former principal place of employment to the relocated principal place of employment is over fifty (50) miles and (b) the distance from the Participant’s primary residence to the relocated principal place of employment is over fifty (50) miles; provided, however, that Good Reason shall exist only to the extent that the Participant provides the Company with written notice of the Participant’s intention to terminate employment with the Company for Good Reason that specifies the condition(s) constituting Good Reason and the Company fails to correct such condition(s) within ten (10) business days from receipt of such written notice. Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the one hundred and twentieth (120th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of such condition and of the Participant’s intent to terminate for Good Reason prior to such date. With respect to the Chief Executive Officer only, Good Reason shall also include a change in responsibilities such that the Chief Executive Officer reports to someone other than directly to the Board.